Exhibit 23.1




                              ACCOUNTANTS' CONSENT

The Board of Directors
KVH Industries, Inc.:

We consent to incorporation, by reference in the Registration Statement No. 333-08491 on Form S-8, of our reports dated January 28, 2000, except for Notes 5 and 15, as to which the date is March 27, 2000, relating to the consolidated balance sheets of KVH Industries, Inc., and subsidiary as of December 31, 1999 and 1998 and the related consolidated statements of operations, stockholders' equity, and cash flows and related schedule for each of the years in the three-year period ended December 31, 1999, which reports on the consolidated financial statements and on the related schedule are included in the Annual Report on Form 10-K of KVH Industries, Inc., for the year ended December 31, 1999.

/s/ KPMG LLP

Providence, Rhode Island
March 27, 2000